UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 220549

Form 8-K

Current report

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: December 20, 2002

Image Systems Corporation

(Exact Name of Registrant as Specified in Its Charter)

Minnesota	0-212245	41-1620497
(State of	(Commission File	(IRS Employer Identification
Incorporation)	Number)	Number)

6103 Blue Circle Drive, Minnetonka, Minnesota		55343
(Address of Principal Executive Office)		(Zip Code)

Registrant’s Telephone number (952) 935-1171

Item 4. Changes in Registrant’s Certifying Accountant

Effective December 16, 2002 Larson, Allen, Weishair & Co., LLP has resigned their services as independent auditors of the Registrant.  They are discontinuing audit services to publicly held companies. As a result Virchow, Krause & Company LLP has been selected to serve as the Registrant’s independent auditors. Virchow, Krause & Company LLP was recommended by the Registrant’s Audit Committee and approved by the Registrant’s Board of Directors on December 19, 2002.

There were not, in connection with the audits of the two most recent fiscal years and through the date hereof any disagreements with Larson, Allen, Weishair & Co., LLP the independent public accountants engaged by the Registrant, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to Larson, Allen, Weishair & Co., LLP satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its report, nor has Larson, Allen, Weishair & Co.,LLP’s report on the financial statements of the Registrant for the past two years contained an adverse opinion or disclaimer of opinion or been qualified or modified as to uncertainty, audit scope or accounting principles.

During the two most recent fiscal years the Registrant had not consulted with Virchow, Krause & Company, LLP regarding either; (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrant’s financial statements, and neither a written report was provided to the Registrant nor oral advice was provided that Virchow, Krause & Company, LLP concluded was an important factor considered by the Registrant in reaching a decision to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304 (a) (1) (iv) of Regulation S-B and the related instructions to Item 304 of Regulation S-B or a reportable event, as that term is defined in Item 304 (a) (1) (iv) of Regulation S-B.

The Registrant provided Larson, Allen Weishair & Co., LLP a copy of this Form 8-K prior to filing with the Security and Exchange Commission. Larson, Allen, Weishair & Co, LLP has provided the Registrant with a letter dated December 20, 2002 addressed to the Commission stating its agreement with the statements contained herein. A copy of such letter is filed as Exhibit 16 hereto.

SIGNATURE

Pursuant to the requirements of the Security Exchange Act of 1934, the registrant has caused this report to be signed by the President, CEO.

Image Systems Corporation

Dated: December 20, 2002	/S/ David Sorensen
David Sorensen, President, CEO